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                                                                    EXHIBIT 12.1

                     TIME WARNER ENTERTAINMENT COMPANY, L.P.
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)

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
                                                                                   Years Ended December 31,
                                                                         ----------------------------------------
                                                                         1999     1998     1997    1996     1995
                                                                         ----     ----     ----    ----     ----
Earnings:
     Income before income taxes and extraordinary items................$2,909   $  418   $  722   $  280  $  183
     Interest expense..................................................   561      566      490      475     571
     Amortization of capitalized interest..............................     5       14       48       36      33
     Portion of rents representative of an interest factor.............    77       72       72       68      58
     Preferred stock dividend requirements of majority-owned
       subsidiaries....................................................     5       20       19        -       -
     Adjustment for partially owned subsidiaries and 50% owned
       companies.......................................................   420      300      323      219     175
     Undistributed (earnings) losses of less than 50% owned
       companies.......................................................    10       34      (13)      21      76
                                                                       ------   ------   ------   ------  ------
         Total earnings................................................$3,987   $1,424   $1,661   $1,099  $1,096
                                                                       ======   ======   ======   ======  ======
Fixed charges:
     Interest expense..................................................$  561   $  566   $  490   $  475  $  571
     Capitalized interest..............................................     5        4       33       39      33
     Portion of rents representative of an interest factor.............    77       72       72       68      58
     Preferred stock dividend requirements of majority-owned
       subsidiaries....................................................     5       20       19        -       -
     Adjustment for partially owned subsidiaries and 50% owned
       companies.......................................................    85       60       22       22      27
                                                                       ------   ------   ------   ------  ------
         Total fixed charges...........................................$  733   $  722   $  636   $  604  $  689
                                                                       ======   ======   ======   ======  ======
Ratio of earnings to fixed charges.....................................  5.4x     2.0x     2.6x    1.8x     1.6x
                                                                         ===      ===      ===     ===      ===
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